Exhibit 5.1
Exhibit 23.2

[Letterhead of Stuart | Moore | Staub]

June 23, 2023

Board of Directors
PCB Bancorp
3701 Wilshire Boulevard, Suite 900
Los Angeles, CA 90010

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by PCB Bancorp (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 700,000 shares of the Company’s common stock, (the “Common Stock”), issuable pursuant to the 2023 Equity Based Compensation Plan (the “Plan”).

In rendering this opinion, we have examined such documents and records as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Our opinion below assumes that the appropriate action will be taken, prior to the offer and sale of the Common Stock, to register and qualify the Common Stock for sale under all applicable state securities or “blue sky” laws.

Based upon the foregoing and such other and further review of fact and law as we have deemed necessary or appropriate under the circumstances, and assuming that (i) all equity awards granted under the Plan will be granted pursuant to the terms of the Plan, and (ii) the consideration for the shares of Common Stock issued pursuant to the Plan will be received prior to the issuance thereof and (iii) the shares of Common Stock issued pursuant to the exercise of the equity awards will be issued in accordance with the terms of the Plan, upon which assumptions the following opinions are expressly conditioned, it is our opinion that the shares purchased pursuant to the Plan and pursuant to the Registration Statement will, when sold in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm in each instance.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading “Legal Matters” therein and in any prospectus delivered to participants in the Plan and any amendments thereto.

Respectfully submitted,

/s/ Stuart | Moore | Staub
STUART | MOORE | STAUB